                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

Blechman                      David
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   (Last)                            (First)              (Middle)

350 Northwest 12th Avene   Suite 150
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                                    (Street)

Deerfield Beach                 Florida                  33442
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   (City)                            (State)                (Zip)

                  August 31, 2001
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2.   Date of Event Requiring Statement (Month/Day/Year)


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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

                 iBX GROUP, INC. f/k/a Vidkid Distribution, Inc.
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4.   Issuer Name and Ticker or Trading Symbol


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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

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6.   If Amendment, Date of Original (Month/Day/Year)

                  N/A
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7.   Individual or Joint/Group Filing  (Check applicable line)

     [x]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person



Non-Derivative Securities Beneficially Owned
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1. Title of   2. Amount of Securities  3. Ownership Form:  4. Nature of Interest
   Security      Beneficially Owned       Direct (D) or     Beneficial Ownership
                                          Indirect (I)

   Common            2,887,500                D                     Self
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              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title Of   2.  Date Exercisable   3. Title and Amount of    4. Conversion or   5. Ownership   6. Nature of
 Derivative       And Expiration        Securities Underlying     Exercise Price     Form of        Indirect
 Security         Date                  Derivative Security                          Derivate       Ownership
            Date             Expiration    Title       Amount or
            Exercisable      Date                      No. shares

                                      NONE
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/s/ David Blechman                                     10/9/01
____________________________                       _______________
Signature of Reporting Person                           Date